Exhibit 99.1

NEWS

COMPANY CONTACT:
Peter Ingram, CFO
Hawaiian Airlines
Phone: 808.835.3030
peter.ingram@hawaiianair.com

INVESTOR RELATIONS CONTACT:
Lena Adams /Andrew Greenebaum
ICR, Inc.
Phone: 310.954.1100
ladams@icrinc.com / agreenebaum@icrinc.com

MEDIA CONTACT:
Keoni Wagner, VP Public Affairs
Hawaiian Airlines
Phone: 808.838.6778
keoni.wagner@hawaiianair.com

Hawaiian Holdings Reports First Quarter 2008 Financial Results

•                  Operating revenue increased 16.7% to $251.2 million

•                  RASM increased 10.6% to 11.01 cents

•                  Passenger yield rose 15.1% to 11.93 cents

HONOLULU – April 30, 2008 – Hawaiian Holdings, Inc. (AMEX: HA) (“Holdings” or “the Company”), parent company of Hawaiian Airlines, Inc. (“Hawaiian”), today reported a consolidated net loss for the three months ended March 31, 2008, of $19.9 million, or $0.42 per basic and diluted share, on total operating revenue of $251.2 million.  This result compares to a net loss of $11.9 million, or $0.25 per basic and diluted share, for the three months ended March 31, 2007.  The Company reported a loss before taxes of $19.9 million in the three months ended March 31, 2008, compared to a loss before taxes of $19.8 million in the year earlier period.

“Like every other US carrier, record fuel prices and excess capacity were the major negative influences on our first quarter results,” commented Mark Dunkerley, the Company’s President and Chief Executive Officer.  “Since Aloha and ATA did not cease operations until after the quarter’s end, our results for the period were not affected by these material developments.  Despite this, we successfully managed our non fuel costs within our internal expectations and improved our revenue performance in spite of the challenging competitive situation in our markets during the first quarter.”

Mr. Dunkerley continued, “The reduction in capacity both interisland and between Hawaii and the US mainland occasioned by the collapse of Aloha and ATA removes for us one of the two major challenges facing US airlines today.  The price of fuel remains an enormous difficulty but we are much better positioned to meet this challenge than we were just a month or so ago.  In common with reports from other US airlines, we have not seen a slowing down of demand for our services despite the softer economic climate.  Though circumstances for Hawaiian have brightened considerably, it should go without saying that the US airline industry is in the midst of substantial upheaval, the outcome of which remains uncertain.

“The shutdown of both Aloha and ATA has also had a major impact on our daily operation.  In the immediate aftermath, our employees did a phenomenal job in taking care of stranded Aloha and ATA passengers underlining our commitment to everyone in Hawaii.  I am extremely proud of their accomplishments and I thank them for their hard work,” concluded Mr. Dunkerley.

First Quarter Operating Results

The Company reported an operating loss of $22.0 million in the first quarter of 2008 compared to an operating loss of $16.1 million in the first quarter of 2007.  First quarter 2008 operating revenue was $251.2 million, a 16.7% increase compared to the first quarter of 2007.  Capacity for the quarter increased 5.6% year-over-year to 2.3 billion Available Seat Miles (ASMs), resulting in Revenue per ASM (RASM) of 11.01 cents, up 10.6% from 9.96 cents in the first quarter a year ago.  First quarter load factor decreased to 85.0% from 87.5% in the same period a year ago. Passenger yield (passenger revenue per revenue passenger mile) increased 15.1% to 11.93 cents from 10.37 cents in the first quarter of 2007.

Hawaiian Holdings, Inc.

Selected Statistical Data

	Three Months Ended March 31,
	2008		2007		Change

Scheduled Operations:
Revenue passenger miles (RPM) (a)	1,930.1		1,856.9		3.9%
Available seat miles (ASM) (a)	2,270.9		2,123.4		6.9%
Passenger revenue per RPM	11.93	¢	10.37	¢	15.1%
Passenger load factor (RPM/ASM)	85.0%		87.4%		(2.40	)pt.
Passenger revenue per ASM (PRASM)	10.14	¢	9.07	¢	11.8%

Total Operations:
Revenue passenger miles (RPM) (a)	1,938.9		1,890.7		2.5%
Available seat miles (ASM) (a)	2,281.4		2,161.1		5.6%
Passenger load factor (RPM/ASM)	85.0%		87.5%		(2.50	)pt.
Operating Revenue per ASM (RASM)	11.01	¢	9.96	¢	10.6%
Operating Cost per ASM (CASM)	11.98	¢	10.70	¢	12.0%
CASM ex-fuel	7.99	¢	7.96	¢	0.4%

(a) In millions.

Total operating expenses for the first quarter of 2008 increased 18.1% year-over-year to $273.2 million, resulting in an operating cost per available seat mile (CASM) of 11.98 cents, up 12.0% versus the same period a year ago.  CASM excluding fuel for the first quarter of 2008 was 7.99 cents, a slight increase of 0.4% versus last year’s first quarter.

Aircraft fuel costs increased 53.5% year-over-year to $91.0 million and represented approximately 33% of operating expenses. Hawaiian’s average cost per gallon of jet fuel increased 46.9% year-over-year in the first quarter to $2.85 (including taxes, delivery and hedging impacts), while block hours increased 4.2% primarily reflecting increased 767 operations.

Maintenance, materials and repairs expense increased $4.3 million to $29.4 million reflecting a year-over-year increase in the level of Boeing 767 heavy maintenance. Commissions and other selling expenses increased $2.8 million to $16.2 million due to an increase in the Company’s frequent flyer liability resulting from the rising fuel prices which increased the incremental cost per mile.  Higher depreciation expenses during the first quarter of 2008 reflect the ownership charges of additional aircraft brought into service during 2007, while Other Rentals and Landing Fees increased $1.2 million primarily as a result of increased charges at airports in the state of Hawaii.

First quarter 2008 non-operating income totaled $2.1 million, as compared to non-operating expense of $3.7 million in the first quarter of 2007. Lower interest expense in the first quarter of 2008 was offset by lower interest income, while gains related to Hawaiian’s fuel hedging activities accounted for the year-over-year improvement in non-operating income.

Liquidity, Capital Resources and Fuel Hedging:

•                  As of March 31, 2008, the Company’s debt included $109.4 million in two term loans at the Hawaiian level, which reflects an $8.0 million draw on the available line of credit which was subsequently repaid in April 2008, $115.7 million in floating rate notes issued in conjunction with the acquisition of three Boeing 767-300 ER aircraft in December 2006 and additional notes payable of $16.4 million.

•                  As of March 31, 2008, Hawaiian had entered into heating oil futures contracts to hedge approximately 19% and 10% of its second and third quarter of 2008 consumption, respectively.  The Company’s oil futures are outlined in the table below:

Heating Oil Futures

As of March 31, 2008:

	Average Heating		Percentage of
	Oil Contract		Quarterly
	Price		Consumption
	per Gallon	Gallons Hedged	Hedged
		(thousands)
Second Quarter 2008	$2.393	6,090	19%
Third Quarter 2008	$2.407	3,192	10%

Recent Business Highlights

•                  In mid-April, Hawaiian launched an historic new chapter in its 79-year legacy of service for Hawaii with the start of nonstop flights between Honolulu and Manila, the Company’s first gateway to Asia. The new service also makes Hawaiian the only U.S. carrier providing nonstop service between Manila and Honolulu, and will more than double capacity on the route.

•                  In early April, in response to the sudden closure of both Aloha Airlines and ATA Airlines, Hawaiian announced nonstop daily service between Honolulu and Oakland, California, starting May 1.

•                  In early April, in response to Aloha ceasing flight operations, Hawaiian took immediate steps to add capacity to its daily interisland schedule, substantially increased its customer service staffing at airports statewide, and established a dedicated website page and toll-free phone number providing updated information for displaced Aloha ticket holders. The Company also flew extra section flights to the West Coast to accommodate hundreds of visitors stranded in Hawaii by the closure of Aloha and  ATA.

•                  Hawaiian has led all U.S. carriers in on-time performance for each of the past four straight years (2004-2007) and in fewest misplaced bags for the past three years (2005-2007) as reported by the U.S. Department of Transportation (DOT). Additionally, Hawaiian ranked second nationally for fewest cancelled flights.

•                  In early February, Hawaiian reached key agreements with its pilot and flight attendant unions on the introduction of new aircraft and signed a definitive purchase agreement with Airbus to acquire 12 new long-range wide-body aircraft and secure purchase rights for an additional 12 aircraft.

Investor Conference Call

Hawaiian Holdings’ quarterly earnings conference call is scheduled to begin later today (Wednesday, April 30, 2008) at 4:30 p.m. Eastern Time (USA).  The conference call will be broadcast live over the Internet. Investors may listen to the live audio webcast on the investor relations section of the Company’s website at www.HawaiianAirlines.com. For those who are not available for the live broadcast, the call will be archived on Hawaiian’s investor website.

About Hawaiian Airlines

Hawaiian has led all U.S. carriers in on-time performance for each of the past four straight years (2004-2007) and in fewest misplaced bags for the past three years (2005-2007) as reported by the U.S. Department of Transportation. Consumer surveys by Conde Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian as the top domestic airline serving Hawaii.

Now in its 79th year of continuous service in Hawaii, Hawaiian is the state’s biggest and longest-serving airline, as well as the second largest provider of passenger air service between the U.S. mainland and Hawaii. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities than any other airline, as well as service to the Philippines, Australia, American Samoa, and Tahiti. Hawaiian also provides approximately 155 daily jet flights among the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (AMEX: HA). Additional information is available at www.HawaiianAirlines.com.

Forward Looking Statements

The foregoing information contains certain forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements. These risks and uncertainties include, without limitation, aviation fuel costs, competition in the interisland markets, competitive pressure on pricing, ability to negotiate labor agreements, our ability to satisfy financial covenants and our new long term commitments for aircraft  Any forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s filings with the Securities and Exchange Commission.

Hawaiian Holdings, Inc.

Consolidated Statements of Operations (in thousands, except for per share data) (unaudited)

	Three Months Ended March 31,
	2008	2007

Operating Revenue:
Passenger	$230,327	$192,557
Cargo	7,762	6,990
Charter	1,144	2,403
Other	11,986	13,241
Total	251,219	215,191

Operating Expenses:
Aircraft fuel, including taxes and oil	91,036	59,294
Wages and benefits	57,301	57,997
Aircraft rent	23,813	24,140
Maintenance materials and repairs	29,375	25,062
Aircraft and passenger servicing	13,672	14,090
Commissions and other selling	16,168	13,384
Depreciation and amortization	12,019	10,226
Other rentals and landing fees	8,169	6,985
Other	21,674	20,143
Total	273,227	231,321

Operating Loss	(22,008)	(16,130)

Nonoperating Income (Expense):
Interest and amortization of debt discounts and issuance costs	(5,633)	(6,542)
Interest income	1,993	2,821
Capitalized interest	—	909
Other, net	5,733	(848)
Total	2,093	(3,660)

Loss Before Income Taxes	(19,915)	(19,790)

Income tax expense (benefit)	—	(7,898)

Net Loss	$(19,915)	$(11,892)

Net Loss Per Common Stock Share:
Basic	$(0.42)	$(0.25)
Diluted	$(0.42)	$(0.25)

Weighted Average Number of Common Stock Shares Outstanding:
Basic	47,302	47,153
Diluted	47,302	47,153

Hawaiian Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(in millions, except for CASM data) (unaudited)

	Three Months Ended March 31,
	2008		2007

GAAP operating expenses	$273.2		$231.3
Aircraft fuel, including taxes and oil	91.0		59.3
Adjusted operating expenses	$182.2		$172.0

Available Seat Miles	2,281.4		2,161.1

CASM	11.98	¢	10.70	¢
Less aircraft fuel	3.99		2.74
CASM - ex-fuel	7.99	¢	7.96	¢

Notes:

ASM’s represents total operations